Exhibit 10.2

Execution Version

TRANSITION ARRANGEMENT AGREEMENT

This Transition Arrangement Agreement (this “Agreement”) is made and entered into as of June 21, 2025, by and among Dr. Ashleys Limited, a Cayman Islands exempted company (“PubCo”), Impact BioMedical Inc., a Nevada corporation (“Impact”), Frank D. Heuszel (“Impact CEO”), and DSS, Inc. (“DSS”). PubCo, Impact, Impact CEO and DSS may be referred to individually herein as a “Party” and collectively as the “Parties.” Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution and delivery hereof, Impact, PubCo, Dr Ashleys Nevada Sub, Inc., a Cayman Islands exempted company and wholly-owned subsidiary of the PubCo (“Merger Sub”), Dr Ashleys Bio Labs Limited, a Cayman Islands exempted company limited by shares (the “Company”), and Kanans Visvanats (a.k.a. Kannan Vishwanatth), a Latvian national, solely in his capacity as the sole shareholder of the Company (“Dr Ashleys Shareholder”) have entered into a Merger and Share Exchange Agreement (as such agreement may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which, subject to the terms and conditions set forth therein, (i) Merger Sub shall be merged with and into Impact with Impact being the surviving entity, and (ii) simultaneous with or immediately following the Merger, PubCo shall acquire all of the issued and outstanding Company Shares from Dr. Ashleys Shareholder.

WHEREAS, in connection with the Contemplated Transactions (as defined under the Merger Agreement), and in order to provide for an orderly transition of Impact’s business and operations to PubCo pursuant to the terms of the Merger Agreement post the Effective Time (the “Transition”), the Parties agree it will be necessary for each of the Parties to provide assistance and cooperation for a certain period from the Effective Time to facilitate the Transition.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual agreements contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereto, intending to be bound legally, agree as follows:

Section 1. Provision of Transition Services and the Transition Arrangement.

1.1. Impact CEO Arrangement

(a) From the Effective Time, Impact CEO shall provide certain Transition-related services to PubCo as reasonably requested by PubCo with respect to the Transition (“Transition Services”) for a period up to one (1) month period from the Effective Time (the “Transition Period”). The Transition Period can be further extended by mutual consent of PubCo and Impact CEO. For the avoidance of doubt, during the Transition Period, Impact CEO will no longer hold the position as chief executive officer and will solely act as an independent contractor to PubCo and its Subsidiaries. Neither Impact CEO nor the PubCo shall be the agent, principal, partner or otherwise of the other and no party has any responsibility or authority to act for or on behalf of the other party in any manner.

(b) The specific terms, limitations and conditions of the Transition Services to be provided by Impact CEO shall be as set forth herein and in the respective consulting agreement to be entered into between the PubCo and the Impact CEO.

(c) Impact CEO hereby acknowledges that PubCo shall be solely responsible to pay his compensation and benefits for the Transition Services in such details as mutually agreed upon by the PubCo and the Impact CEO.

(d) Each of the Impact CEO, Impact and DSS acknowledges that Dr Ashleys does not agree to be privy to any other contracts by and between Impact CEO, Impact and DSS, and will not bring any actions or proceeds against Dr Ashleys for any disputes arising from such contracts.

1.2. Impact COO Arrangement

(a) Impact represents to PubCo that within five (5) Business Days of the date of this Agreement, it will deliver an employment termination notice to Mark Suseck (“Impact COO”), with the last day of his employment being the Closing Date (the “Impact COO Notice Period”), in compliance with the terms and conditions of the employment letter between Impact and Impact COO (the “Impact COO Transition”). For the avoidance of doubt, Impact shall be solely responsible for the compensation and benefits of Impact COO during the Impact COO Notice Period and has no right to claim any compensation from the Company, PubCo, Merger Sub or Dr Ashleys Shareholder.

1.3. Impact CFO Arrangement

(a) Todd Macko will continue as the chief financial officer (CFO) of Impact until the effectiveness of the Registration Statement on Form S-4 or F-4 (“Impact CFO Transition”, together with the Transition Services and Impact COO Transition, the “Transition Arrangement”)), unless otherwise further extended upon by mutual consent of PubCo and DSS (the “CFO Transition Period”). For the avoidance of doubt, DSS shall be solely responsible for the compensation and benefits of Todd Macko during the CFO Transition Period and has no right to claim any compensation from the Company, PubCo, Merger Sub or Dr Ashleys Shareholder.

Section 2. Limitation on Authority.

2.1. Subject to the terms and conditions hereof, in respect of the Transition Services, the Impact CEO will not have any responsibility or authority under this Agreement, directly or indirectly, with respect to the operation or management of PubCo’s business or operations during the Transition Period.

Section 3. Level and Quality of Transition Arrangements.

3.1. Impact hereby represents, warrants and agrees that the Transition Arrangements shall be performed in good faith, in accordance with applicable law, and in a manner substantially similar to the manner in which the services were generally performed for Impact in connection with the business of Impact prior to the Effective Time.

Section 4. Cooperation.

4.1. The Parties will use good faith, reasonable efforts to cooperate with each other in all matters relating to performing the Transition Arrangement. Such cooperation will require any Party to obtain any consents, licenses or approvals necessary or required to permit such Party to perform its obligations hereunder that it does not already possess or are otherwise not readily accessible. In such event, the Parties agree to consult with one another in good faith to determine an equitable path to obtain any such required consents, licenses or approvals. Notwithstanding the foregoing, none of Impact, the Consultants or DSS will be required to pay any amounts to any third parties or to grant any accommodation, financial or otherwise, to secure the same.

4.2. To the extent that performance of any obligation by either Party is conditioned upon the other Party’s acts (or acts of a third party related to such other party), and such other party (or third party) fails to act, the obligation of such Party shall be suspended until such time as such other party (or third party) acts as required.

Section 5. Miscellaneous Provisions.

5.1. Amendment. Neither this Agreement nor any term or provision hereof may be amended, modified, waived or supplemented orally, but only by a written consent executed by the parties hereto.

5.2. Hold Harmless. Impact and DSS shall hold Dr Ashleys harmless from any claims, demands, suits or other forms of liability that may arise against them or for or on account of any action taken by them to terminate the employment of the Impact CEO, Impact CFO and Impact COO in connection with the Merger.

5.3. Waiver.

(a) Any provision hereof may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

5.4. Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other schedules, exhibits, certificates, instruments and agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement (as defined in the Merger Agreement) shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

5.5. Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of any Federal or State court sitting in New York, New York, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 5.5, (c) irrevocably and unconditionally waives any objection to laying venue in any such action or proceeding in such courts, (d) irrevocably and unconditionally waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 5.7 of this Agreement and (f) irrevocably and unconditionally waives the right to trial by jury. The Parties hereto agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon any Party and may be enforced in any other courts to whose jurisdiction any Party is or may be subject, by suit upon such judgment.

5.6. Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

5.7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 6:00 p.m. (New York City time), otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

If to Impact or Frank D. Heuszel:	with a copy (which will not constitute notice) to:

c/o Impact BioMedical Inc	Sichenzia Ross Ference Carmel LLP
1400 Broadfield Blvd., Suite 130	1185 Avenue of the Americas, 31st Floor
Houston, TX 77084	New York, New York 10036
Attention: Frank D. Heuszel	Attn: Darrin M. Ocasio
Email: frank.heuszel@impactbiomedinc.com	Email: dmocasio@srfc.law

If to PubCo, to:	with a copy (which will not constitute notice) to:

c/o Dr Ashleys Bio Labs Limited	Robinson & Cole LLP
1504, Peninsula Sq 18	666 Third Avenue
Sung On Street	Chrysler East Building, 20th Floor
Kowloon, Hong Kong	New York, NY 10017
Attention: Dr. Kanans Visvanats	Attn: Mitchell L. Lampert; Joy Hui
Email: dkv@drashleys.com	Email: mlampert@rc.com; jhui@rc.com

If to Dr Ashleys Shareholder, to:	with a copy (which will not constitute notice) to:

c/o Dr Ashleys Bio Labs Limited	Robinson & Cole LLP
1504, Peninsula Sq 18	666 Third Avenue
Sung On Street	Chrysler East Building, 20th Floor
Kowloon, Hong Kong	New York, NY 10017
Attention: Dr. Kanans Visvanats	Attn: Mitchell L. Lampert; Joy Hui
Email: dkv@drashleys.com	Email: mlampert@rc.com; jhui@rc.com

If to DSS, to:	with a copy (which will not constitute notice) to:

c/o DSS, Inc.	Sichenzia Ross Ference Carmel LLP
275 Wiregrass Pkwy	1185 Avenue of the Americas, 31st Floor
West Henrietta, NY 14586	New York, New York 10036
Attention: Todd D. Macko	Attn: Darrin M. Ocasio
Email: todd.macko@dssworld.com	Email: dmocasio@srfc.law

5.8. Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Transition Services and to carry out the intent and purposes of this Agreement.

5.9. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

5.10. Other Remedies; Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

5.11. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

Dr AshleyS Limited

By:	/s/ Kanans Visvanats
Name:	Kanans Visvanats
Title:	Director

[Signature Page to Transition Arrangement Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

Impact BioMedical Inc.

By:	/s/ Frank D. Heuszel
Name:	Frank D. Heuszel
Title:	Chief Executive Officer

[Signature Page to Transition Arrangement Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

fRANK D. HEUSZEL

By:	/s/ Frank D. Heuszel

[Signature Page to Transition Arrangement Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

DSS, INC.

By:	/s/ Jason Grady
Name:	Jason Grady
Title:	CEO

[Signature Page to Transition Arrangement Agreement]